Exhibit 99.1

Deborah Kendric, Director of Corporate Communications                                11/15/06

dkendric@statebankofli.com                                                    (516)495-5050

State Bancorp, Inc. Announces Stock Options Granted

Jericho, N.Y., November 15, 2006 - State Bancorp, Inc., parent company of State Bank of Long Island, announced that options to purchase 164,745 shares of the Company’s common stock were granted on November 13, 2006 to President and Chief Operating Officer, Thomas M. O’Brien at the exercise price of $17.84 per share. The options were granted under the terms of Mr. O’Brien’s employment agreement, a copy of which was filed as Exhibit 10(m) to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 7, 2006. A copy of the Non-Qualified Stock Option Agreement was filed as Exhibit 10(m)(i) to the Company’s Form 8-K filed with the Securities and Exchange Commission today.

State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

State Bancorp, Inc.'s common stock trades under the symbol STBC on the NASDAQ National Stock Market.